Exhibit 4.8

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934
As of the end of the period covered by the most recent Annual Report on Form 10-K of Liberty Latin America Ltd. (the “Registrant”), the Registrant has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) Class A common shares, par value $0.01 per share (the “Class A common shares”), and (2) Class C common shares, par value $0.01 per share (the “Class C common shares”).
Description of the Registrant’s Common Stock
The following description of the Registrant’s Class A common shares and Class C common shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Registrant’s memorandum of association (the “memorandum of association”), memorandum of increase of share capital (the “memorandum of increase”) and bye-laws (the “bye-laws”), which are exhibits to this Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read the memorandum of association, memorandum of increase and bye-laws along with the applicable provisions of Bermuda law affecting corporations or companies and their shareholders for additional information.
Share Capital
The Registrant’s authorized share capital consists of 500,000,000 Class A common shares par value $0.01 per share, 50,000,000 Class B common shares, par value $0.01 per share, and 500,000,000 Class C common shares par value $0.01 per share, and 50,000,000 undesignated preference shares, par value $0.01 per share.
Pursuant to the Registrant’s bye-laws, all of the Registrant’s issued and outstanding common shares must be issued fully paid. Under the Registrant’s bye-laws, it may not issue any shares part paid or nil paid. Subject to the requirements of any stock exchange on which the Registrant’s shares are listed and to any resolution of the shareholders to the contrary, the Registrant’s board is authorized to issue any of the Registrant’s authorized but unissued shares under the Registrant’s bye-laws.
The Registrant’s Preference Shares
Pursuant to Bermuda law and the Registrant’s bye-laws, the Registrant’s board may, by resolution, establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the Registrant’s board without any further shareholder approval. Such rights, preferences, powers and limitations, as may be established, could have the effect of discouraging an attempt to obtain control of the company.
Dividend Policy
Any future determination related to the Registrant’s dividend policy will be made at the discretion of the Registrant’s board and will depend upon, among other factors, the Registrant’s results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors that the Registrant’s board may deem relevant.
 Voting Rights

Holders of Class A common shares and Class B common shares vote together as a single class on all matters submitted to a vote of the Registrant’s shareholders. Holders of Class A common shares are entitled to one vote per Class A common share. Holders of Class B common shares are entitled to ten votes per Class B common share. Holders of Class C common shares are not entitled to any votes in respect of their Class C common shares, unless a right to vote is required under applicable law, in which case holders of Class C common shares will vote as a single class with the holders of Class A common shares and Class B common shares and will be entitled to 1/100 of a vote on such matter for each Class C common share.
Dividends and Distributions
General Dividends and Distributions
Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of its assets would thereby be less than its liabilities.
Under the Registrant’s bye-laws, for any dividend that is not a share distribution, each class of common shares is entitled to the same dividend per share as any other class of common shares, subject to any preferred dividend right of the holders of any preference shares. “Share distribution” is defined as a dividend or distribution (including a distribution made in connection with any share subdivision, bonus issue, consolidation, reclassification, recapitalization, dissolution, winding up or full or partial liquidation of the company) payable in shares of any class or series of share capital, convertible securities or other securities of the company or any other person.
Unless otherwise approved by an affirmative vote of at least three-fourths (75%) of the Registrant’s board, any share distribution may only be paid as follows:

•
a share distribution (1) consisting of Class C common shares (or securities convertible therefor) to holders of the Class A common shares, Class B common shares and Class C common shares, on an equal per share basis; or (2) consisting of (x) the Class A common shares (or securities convertible therefor, other than, for the avoidance of doubt, Class B common shares) to holders of the Class A common shares, on an equal per share basis, (y) shares of the Class B common shares (or securities convertible therefor) to holders of Class B common shares, on an equal per share basis, and (z) shares of the Class C common shares (or securities convertible therefor) to holders of the Class C common shares, on an equal per share basis; and

•
a share distribution consisting of any class or series of securities of the Registrant or any other person, other than the Class A common shares, Class B common shares or Class C common shares (or securities convertible therefor) on the basis of a distribution of (1) identical securities, on an equal per share basis, to holders of the Class A common shares, Class B common shares or Class C common shares; or (2) separate classes or series of securities, on an equal per share basis, to holders of each such class of the Registrant’s common shares; or (3) a separate class or series of securities to the holders of one or more class of the Registrant’s common shares and, on an equal per share basis, a different class or series of securities to the holders of all other classes of the Registrant’s common shares, provided that, in the case of (2) or (3) above, the securities so distributed or the underlying securities of such securities do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provisions, with the holders of Class B common shares receiving securities of the class or series having the highest relative voting rights and the holders of each other class of common shares receiving securities of the class or series having lesser relative voting rights, and provided further that, if different classes or series of securities are being distributed to holders of the Class A common shares and Class C common shares, then such securities shall be distributed either as determined by the Registrant’s board or such that the relative voting rights (and any related differences in designation, conversion and share distribution provisions, as applicable) of the class or series of securities to be received by the holders of the Class A common shares and Class C common shares correspond, to the extent practicable, to the relative voting rights (and any related differences in designation, conversion and share distribution provisions, as applicable) of each such class of the Registrant’s common shares.

Bonus Issues
Pursuant to the Registrant’s bye-laws, the Registrant’s board may capitalize any part of the amount of the Registrant’s share premium or other reserve accounts or any amount credited to the Registrant’s profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares) to the shareholders, and such share distribution will be paid as set forth above under “—General Dividends and Distributions.”
Conversion
Each Class B common share is convertible, at the option of the holder, into one Class A common share. The Class A common shares and Class C common shares are not convertible into any other class of common shares.
Reclassification, Sub-Division and Combination
Unless otherwise resolved by resolution adopted by the affirmative vote of not less than three-fourths (75%) of the Registrant’s board, the Registrant will not reclassify, subdivide or combine a class of its common shares without reclassifying, subdividing or combining each other class of common shares on an equal per share basis.
Variation of Rights
The rights attaching to any class of the Registrant’s shares, unless otherwise provided for by the terms of issue of the relevant class, may be varied with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing one-third of the issued shares of the relevant class is present. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other class or series of preference shares, to vary the rights attached to any other class or series of preference shares. The Registrant’s bye-laws further provide that, where the rights attached to more than one class of shares are, in the good faith opinion of not less than three-fourths (75%) of the Registrant’s board, varied in the same (or substantially the same) manner, such shares will together comprise a single class for the purposes of approving such variation.
Meetings of Shareholders
Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year (the annual general meeting). Bermuda law provides that a special general meeting of shareholders may be called by the Registrant’s board of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Under the Registrant’s bye-laws, shareholders may not transact business by written consent.
The Registrant’s bye-laws provide that the Registrant’s board may convene an annual general meeting or a special general meeting. Under the Registrant’s bye-laws, at least 10 days but no more than 60 days’ notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting, unless a different period is prescribed by law. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting.

Quorum
The Registrant’s bye-laws provide that the quorum required for a general meeting of shareholders is, except as may be otherwise provided by the bye-laws, the holders of a majority in total voting power of the issued and outstanding shares entitled to vote at the meeting represented either in person or by proxy. The Registrant’s bye-laws also provide that when a quorum is once present in a general meeting it is not broken by the subsequent withdrawal of any shareholders.
Advance Notice Procedures
The Registrant’s bye-laws establish an advance notice procedure for shareholders (i) to make nominations of candidates for election as directors or (ii) to bring other business before an annual general meeting or a special general meeting.
All nominations by shareholders or other business to be properly brought before an annual general meeting or a special general meeting will be made pursuant to timely notice in proper written form to the Registrant’s Secretary, which must include, among other information, the name and address of the shareholder giving the notice, certain information relating to each person whom such shareholder proposes to nominate for election as a director and a brief description of any business such shareholder proposes to bring before the meeting. To be timely, a shareholder’s notice must be given to the Registrant’s Secretary at the Registrant’s offices as follows:
(1) with respect to an annual general meeting of the Registrant’s shareholders that is called for a date within 30 days before or after the anniversary date of the immediately preceding annual general meeting of the Registrant’s shareholders, such notice must be given no earlier than the close of business on the 90th day and no later than the close of business on the 60th day prior to the meeting date;
(2) with respect to an annual general meeting of the Registrant’s shareholders that is called for a date not within 30 days before or after the anniversary date of the immediately preceding annual general meeting of the Registrant’s shareholders, such notice must be given no later than the close of business on the 10th day following the day on which the Registrant first provides notice of or publicly announces the date of the current annual general meeting, whichever occurs first; and
(3) with respect to a special general meeting of the Registrant’s shareholders, such notice must be given no earlier than the close of business on the 90th day prior to such special general meeting and no later than the close of business on the 60th day prior to such special general meeting or the 10th day following the day on which public announcement is first made of the date of the special general meeting and of the proposed nominees (if applicable), provided, however, that if the election of directors is proposed to be considered at a special general meeting, a shareholder may nominate persons for election at a special general meeting only to such directorship(s) as specified in the Registrant’s notice of the meeting.
The public announcement of an adjournment or postponement of a meeting of the Registrant’s shareholders does not commence a new time period (or extend any time period) for the giving of any such shareholder notice. However, if the number of directors to be elected to the board at any meeting is increased, and the Registrant does not make a public announcement naming all of the nominees for director or specifying the size of the increased board at least 100 days prior to the anniversary date of the immediately preceding annual meeting, a shareholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Registrant’s Secretary at the Registrant’s offices not later than the close of business on the 10th day following the day on which the Registrant first made the relevant public announcement.

Board of Directors—Election and Removal
Election
Under the Registrant’s bye-laws, at any meeting duly called and held for the election or re-election of directors at which a quorum is present, directors shall be elected by a plurality of the combined voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Shareholders may not act by written consent to elect a director. The Registrant’s bye-laws provide that, subject to any rights of the holders of any series of preference shares to elect additional directors, the Registrant’s board will consist of no fewer than three directors or such greater number as the Registrant’s board may determine by resolution of the affirmative vote of not less than three-fourths (75%) of the directors then in office.
The Registrant’s board is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. As of December 31, 2019, the terms of the Class I, II and III directors who were then in office will expire at the annual general meetings in to be held in 2021, 2022 and 2020, respectively. At each succeeding annual general meeting, successors to the class of directors whose term expires at the annual general meeting will be elected to hold office for a term expiring at the annual general meeting to be held in the third year following the year of their election
Any shareholder wishing to propose for election as a director someone who is not an existing director or is not proposed by the Registrant’s board must give notice of the intention to propose such person for election in accordance with the advance notice procedures described above.
Removal
A director may be removed, only with cause, by the shareholders, provided that notice of the shareholders’ meeting convened to remove the director is given to the director. Shareholders may not act by written consent to remove a director. The notice must contain a statement of the intention to remove the director and a summary of the facts justifying the removal and must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.
A director may be removed without cause by the Registrant’s board, provided that notice of the Registrant’s board meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director but will not require a justification for the removal. The notice must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.
Vacancies
The Registrant’s bye-laws provide that, subject to the rights of the holders of any series of the Registrant’s preference shares, vacancies on the Registrant’s board resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on the Registrant’s board, will be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director. Any director so elected will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is assigned, and until that director’s successor will have been elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Registrant’s board will shorten the term of any incumbent director, except as may be provided in any certificate of designation of a series of the Registrant’s preference shares with respect to any additional director elected by the holders of that series of the Registrant’s preference shares.

Duties of Directors
The Bermuda Companies Act authorizes the directors of a company, subject to its bye-laws, to exercise all powers of the company except those that are required by the Bermuda Companies Act or the company’s bye-laws to be exercised by the shareholders of the company. The Registrant’s bye-laws provide that the Registrant’s business is to be managed and conducted by or under the supervision of the Registrant’s board. At common law, directors of a company owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:

•	a duty to act in good faith in the best interests of the company;
•	a duty not to make a personal profit from opportunities that arise from the office of director;
•	a duty to avoid conflicts of interest; and
•	a duty to exercise powers for the purpose for which such powers were intended.
The Bermuda Companies Act imposes a duty on directors and officers of a Bermuda company:

•	to act honestly and in good faith with a view to the best interests of the company; and
•	to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.
The Bermuda Companies Act also imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company. Under Bermuda law, directors and officers generally owe fiduciary duties to the company itself, not to the company’s individual shareholders, creditors or any class thereof. The Registrant’s shareholders may not have a direct cause of action against the Registrant’s directors.
Related Party Transactions
If a director discloses a direct or indirect interest in any contract or arrangement with the Registrant as required by Bermuda law, such director is entitled to vote in respect of any such contract or arrangement in which he or she is interested unless he or she is disqualified from voting by the chairman of the relevant meeting of the Registrant’s board.
Corporate Opportunities
Pursuant to the Registrant’s bye-laws, the Registrant has waived and renounced (to the extent permitted by applicable law) any right to certain business opportunities, and no director or officer of the Registrant (to the extent permitted by applicable law) will breach their fiduciary duty and therefore be liable to the Registrant or its shareholders by reason of the fact that any such individual directs a corporate opportunity to another person or entity instead of the Registrant, or does not refer or communicate information regarding such corporate opportunity to the Registrant, unless (x) such opportunity was expressly offered to such person solely in his or her capacity as a director or officer of the Registrant or as a director or officer of any of the Registrant’s subsidiaries and (y) such opportunity relates to a line of business in which the Registrant or any of its subsidiaries is then directly engaged.
Amendments to The Registrant’s Memorandum of Association and Bye-laws
Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders, and that a company’s bye-laws may be amended by a resolution of its board and a resolution passed at a general meeting of shareholders. Under the Registrant’s bye-laws, the affirmative vote of more than 66% of the outstanding voting shares will be required in order for the Registrant to take any action to authorize the amendment of the bye-laws (except that the amendment of certain special bye-law provisions requires the affirmative vote of not less than three-fourths (75%) of the directors and the affirmative vote of the holders of at least three-fourths (75%) of the total voting power). See “—Supermajority Shareholder Voting Provisions” below.
Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided in the Bermuda Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Supreme Court of Bermuda. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.
Supermajority Shareholder Voting Provisions
Subject to the rights of the holders of any series of preference shares of the Registrant, the affirmative vote of the holders of more than 66% of the total voting power of the then issued and outstanding voting securities entitled to vote thereon, voting together as a single class, together with a resolution of the Registrant’s board, is required to amend, alter or repeal any provision of the Registrant’s bye-laws or to add or insert any other provision in the bye-laws, other than in respect of a “special” bye-law (as described in further detail below).
Subject to the rights of the holders of any series of preference shares of the Registrant, approval by a resolution of the Registrant’s board including the affirmative vote of not less than three-fourths (75%) of the directors then in office and the affirmative vote of the holders of at least three-fourths (75%) of the total voting power of the then-issued and outstanding voting securities entitled to vote thereon, voting together as a single class at a meeting specifically called for such purpose, will be required in order for the Registrant to amend, alter or repeal certain “special” bye-laws (i.e., bye-laws relating to (a) dividends and share distributions, (b) election of directors, (c) number of directors, (d) term and classes of directors, (e) removal of directors, (f) making changes to certain bye-laws specifying a corporate action requiring a supermajority shareholder voting threshold and (g) making changes to certain shareholder voting thresholds).
Under the Registrant’s bye-laws, if more than 66% of the Registrant’s directors then in office vote affirmatively to approve a merger, amalgamation or consolidation, then the affirmative vote of a majority (over 50%) of the total voting power of the issued and outstanding shares is required to approve such merger, amalgamation or consolidation. If 66% or less of the Registrant’s directors then in office do not vote affirmatively to approve a merger, amalgamation or consolidation, then the affirmative vote of more than 66% of the total voting power of the issued and outstanding shares is required to approve such merger, amalgamation or consolidation.
Takeovers
Under Bermuda law, an acquiring party is generally able to acquire compulsorily the common shares of minority holders of a company in the following ways:

(i)
By a procedure under the Bermuda Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in par value of the common shareholders present and voting at a court ordered meeting or meetings held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement.

(ii)
By acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice compulsorily acquire the shares of any nontendering shareholder on the same terms as the original offer unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

(iii)
Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Shareholder Suits
Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved the act.
When the affairs of a company are being conducted in a manner that is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.
The Registrant’s bye-laws contain a provision by virtue of which the Registrant’s shareholders waive any claim or right of action that they have, both individually and on the Registrant’s behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer.
Limitation on Liability and Indemnification
Section 98 of the Bermuda Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Bermuda Companies Act.
The Registrant’s bye-laws provide that it will indemnify the Registrant’s officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty, and that the Registrant will advance funds to its officers and directors for expenses incurred in their defense upon receipt of an undertaking to repay the funds if any allegation of fraud or dishonesty is proved. The Registrant’s bye-laws provide that its shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the Registrant’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Bermuda Companies Act permits the Registrant to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Registrant may otherwise indemnify such officer or director. The Registrant expects to purchase and maintain a directors’ and officers’ liability policy for such purpose.
Access to Books and Records and Dissemination of Information
Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company’s memorandum of association, including its objects and powers, and certain alterations to the memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented at the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Bermuda Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.
Transfers of Shares
Where the Registrant’s shares are listed or admitted to trading on any appointed stock exchange, such as The Nasdaq Stock Market LLC (“Nasdaq), they will be transferred in accordance with the rules and regulations of such exchange.
Certain Provisions of Bermuda Law
The Registrant has been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows the Registrant to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on the Registrant’s ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of the Registrant’s common shares.
The Bermuda Monetary Authority has given consent for the issue and free transferability of all of the Registrant’s equity securities (which would include the common shares) to and between residents and non-residents of Bermuda for exchange control purposes, provided at least one class of the Registrant’s common shares remain listed on an appointed stock exchange, which includes Nasdaq. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to the Registrant’s performance or the Registrant’s creditworthiness. Accordingly, in giving such consent or permissions, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda will be liable for the financial soundness, performance or default of the Registrant’s business or for the correctness of any opinions or statements expressed in the most recent Annual Report on Form 10-K of the Registrant. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.
In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, the Registrant is not bound to investigate or see to the execution of any such trust.

Transfer Agent and Registrar
A register of holders of the common shares is maintained by Conyers Corporate Services (Bermuda) Limited in Bermuda, and a branch register is maintained in the United States by Computershare Trust Company, N.A., which serves as branch registrar and transfer agent.

Conyers Corporate Services (Bermuda) Limited Clarendon House 2 Church Street Hamilton HM 11 Bermuda	Computershare Trust Company, N.A. 250 Royall Street Canton, MA 02121